                             CERTIFICATE OF INCORPORATION

                                BOSTROM HOLDINGS, INC.


    1.   The name of the corporation is Bostrom Holdings, Inc.

    2. The address of its registered offce in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    4. The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of common stock with no par value.

    5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

    6.   The name and mailing address of the sole incorpoator is:

                                 Susan F. Lifvendahl
                                    Ross & Hardies
                               150 North Michigan Ave.
                                      Suite 2500
                               Chicago, Illinois 60601


         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of December, 1996.



                                  /s/Susan F. Lifvendahl
                                  -----------------------
                                  Sole Incorporator